EXHIBIT 5.1


                                 April 28, 2000



SafeScience, Inc.
Park Square Building, 8th Floor
31 St. James Avenue
Boston, Massachusetts 02116

Re: 600,000 Shares of Common Stock, $0.01 Par Value (the "Common Stock"), to be issued pursuant to the SafeScience, Inc. 1998 Stock Option Plan (the "Plan").

Dear Ladies and Gentlemen:

         I have acted as counsel for SafeScience, Inc. (the "Company"). The Company is presently engaged in the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 600,000 shares of Common Stock to be issued pursuant to the Plan.

         In arriving at the opinions expressed below I have examined the Registration Statement, the Plan, and such other documents as I have deemed necessary to enable me to express the opinions hereinafter set forth. In addition, I have examined and relied, to the extent I deemed proper, on certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as I have deemed appropriate. In my examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, and the genuineness of all signatures on documents reviewed by me and the legal capacity of natural persons.

         Based upon and subject to the foregoing, I am of the opinion that the Common Stock, when sold, issued and paid for in accordance with the terms of the Plan and the Registration Statement, will be legally issued, fully paid and non-assessable.

         I am admitted to the Bar of the Commonwealth of Massachusetts. I express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Nevada and the Federal laws of the United States of America. I also note that I have not represented the Company in connection with the preparation and filing of the Registration Statement.

         I hereby consent to all references to my firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement.

                                Very truly yours,


                               /s/ B. David Sandberg